Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3, and related Prospectus, of our report dated March 11, 2021, with respect to the consolidated financial statements of Histogen Inc. (“Company”) as of December 31, 2020 and 2019, and for the years then ended, included in the Company’s annual report on Form 10-K for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 22, 2021